Exhibit 99

Journal Communications, Inc. Acquires All Outstanding Class C Shares

MILWAUKEE, WI – August 13, 2012 – Journal Communications, Inc. (NYSE:JRN), a diversified media company, has acquired all 3,264,000 outstanding shares of its Class C common stock (4,451,998 shares on a Class A-equivalent basis), all of which were owned by members and successors of the Grant Family.  In this repurchase, the company paid $6,245,536 in cash and issued unsecured subordinated promissory notes with an aggregate principal amount of $25,598,989 as the purchase price for the Class C shares.  The cash payment equaled the amount of the minimum unpaid and undeclared dividend on the Class C shares.

“This transaction simplifies our capital structure and allows us to remove a class of stock that had enhanced voting and other rights,” said Steven J. Smith, Chairman and CEO.

The Class C shares were first issued at the time of the company’s initial public offering in 2003 and had rights that included, among others, a minimum dividend, rights to approve strategic transactions or to receive a premium in the event of a strategic transaction, conversion rights, two votes per share, and a right to designate a board nominee. The Class C rights were terminated with this transaction.

The transaction reduced the number of outstanding shares by 3,264,000 shares and will have a positive effect on the company’s reported earnings per share (EPS).

The Company was advised by Greenhill & Co.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in radio and television broadcasting, publishing and interactive media. We own and operate or provide programming and sales services to 35 radio stations and 14 television stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

# # #

Source:  Journal Communications, Inc.